SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐
Check the appropriate box:

☐ Preliminary Proxy Statement	☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒ Definitive Proxy Statement
☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12
AVATAR HOLDINGS INC.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐   Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

AVATAR

HOLDINGS INC.
201 Alhambra Circle
Coral Gables, Florida 33134
(305) 442-7000

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2006
To the Stockholders of Avatar Holdings Inc.:
       The Annual Meeting of Stockholders of Avatar Holdings Inc. will be held at the Hyatt Regency Coral Gables, 50 Alhambra Plaza, Coral Gables, Florida, on May 25, 2006, at 10:00 a.m. local time, for the following purposes:

1.	To elect eleven directors.

2.	To approve the appointment of Ernst & Young LLP, independent registered public accounting firm, to act as auditors for Avatar for the year ending December 31, 2006.

3.	To transact such other business as properly may come before the meeting, or any adjournment or adjournments thereof.
      The Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of stockholders entitled to receive notice of, and to vote at, the Annual Meeting or any adjournment or adjournments thereof.
      Please mark your proxy if you wish to attend the Annual Meeting in order that adequate preparations may be made. A meeting attendance card will be mailed promptly to you to facilitate your attendance.
      WHETHER OR NOT YOU EXPECT TO BE PRESENT AT THE ANNUAL MEETING, PLEASE COMPLETE, DATE, SIGN AND RETURN THE ENCLOSED PROXY PROMPTLY IN THE
POSTAGE-PREPAID ENVELOPE PROVIDED FOR YOUR CONVENIENCE. IF YOU ATTEND THE ANNUAL MEETING, YOU MAY REVOKE YOUR PROXY AND VOTE YOUR SHARES IN PERSON IF YOU WISH.

By Order of the Board of Directors,

Juanita I. Kerrigan
Vice President and Secretary
Dated: April 24, 2006.

AVATAR HOLDINGS INC., 201 ALHAMBRA CIRCLE, CORAL GABLES, FLORIDA 33134 (305) 442-7000
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held On May 25, 2006
       This Proxy Statement and the enclosed form of proxy are furnished to the stockholders of Avatar Holdings Inc., a Delaware corporation (“Avatar”), in connection with the solicitation of proxies by and on behalf of the Board of Directors of Avatar for use at the Annual Meeting of Stockholders to be held at the place and time and for the purposes set forth in the annexed Notice of Annual Meeting of Stockholders.
VOTING RIGHTS AND PROXY INFORMATION
Record Date; Voting Rights
       Pursuant to the By-Laws of Avatar, the Board of Directors has fixed the close of business on March 31, 2006 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting or any adjournment or adjournments thereof.
      At the close of business on March 31, 2006, 8,189,463 shares of Common Stock, $1.00 par value, of Avatar (“Common Stock”), which constitutes the only class of voting securities of Avatar, were outstanding and entitled to vote. For each share of Common Stock held of record as of the close of business on March 31, 2006, stockholders are entitled to one vote, except in regard to the election of directors, for which there will be cumulative voting as described under the heading “Election of Directors.” In accordance with Avatar’s By-Laws, the holders of a majority of the outstanding shares of Common Stock, present in person or represented by proxy, will constitute a quorum for the transaction of business at the Annual Meeting.
Proxies
       When a proxy is received, properly executed, in time for the Annual Meeting, the shares represented thereby will be voted at the meeting as directed. If no such direction is specified, such shares will be voted: (1) FOR the election as directors of Avatar the eleven nominees named therein; (2) FOR approval of the appointment of Ernst & Young LLP, independent registered public accounting firm, as auditors of Avatar for the year ending December 31, 2006; and (3) in connection with the transaction of such other business as properly may come before the meeting in accordance with the judgment of the person or persons voting the proxy. Any stockholder who executes a proxy may revoke it at any time prior to its exercise by giving written notice of such revocation to the Secretary of Avatar. In addition, a stockholder who attends the meeting may vote in person, thereby cancelling any proxy previously given by such stockholder.
      Nominees for director will be elected by a plurality of the votes cast (i.e., the highest number of votes cast) at the Annual Meeting by the holders of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting. Consequently, only shares that are voted in favor of a particular nominee will be counted toward such nominee’s achievement of a plurality. Shares present at the meeting that are not voted for a particular nominee or shares present by proxy where the stockholder withheld authority to vote for such nominee(s) (including broker non-votes) will not be counted toward such nominee’s achievement of a plurality.
      The affirmative vote of a majority of the shares of Common Stock present in person or by proxy and entitled to notice of, and to vote at, the Annual Meeting is necessary to ratify the appointment of Ernst & Young LLP as auditors for the year ending December 31, 2006. Abstentions will have the same effect as votes against such proposal because the shares are considered present at the meeting but are not affirmative votes, and broker non-votes will not be counted in respect of the proposals.

      This proxy statement and the form of proxy enclosed herewith, and the accompanying Annual Report of Avatar for the fiscal year ended December 31, 2005, including financial statements, are first being mailed to stockholders of record as of the close of business on March 31, on or about April 24, 2006.
      If you plan to attend the meeting, please mark the box provided on your proxy card so that we may send you an attendance card. Stockholders who have beneficial ownership of Common Stock that is held by a bank or broker should bring account statements or letters from their banks or brokers indicating that they owned Avatar Common Stock as of March 31, 2006. Stockholders also may obtain an attendance card by submitting a written request to the Secretary of Avatar.
PRINCIPAL STOCKHOLDERS AND SECURITY
OWNERSHIP OF MANAGEMENT
Principal Stockholders
       The following table sets forth, as of March 31, 2006, information with respect to each person or entity known by the Board of Directors to be the beneficial owner of more than 5% of the outstanding Common Stock. Except as otherwise indicated, all shares are owned directly.

		Amount and
		Nature of
		Beneficial		Percent of
Name of Beneficial Owner	Address of Beneficial Owner	Ownership		Class

Odav LLC	280 Park Ave. New York, NY 10017	2,107,763	(1)(2)	25.74%

Advisory Research, Inc.	180 North Stetson St., Suite 5500 Chicago, IL 60601	1,256,864	(3)	15.35%

Private Capital Management, L.P.	8889 Pelican Bay Blvd. #500 Naples, FL 34108	1,763,596	(4)	21.53%

The Estate of Leon Levy	280 Park Ave. New York, NY 10017	706,426	(5)	8.63%

Third Avenue Management LLC	622 Third Avenue New York, NY 10017	737,915	(6)	9.01%

     (1) Does not include shares owned by Jack Nash, who is a member of the Board of Directors of Avatar and is sole member of Jack Nash LLC, a managing member of Odav LLC, a Delaware limited liability company (“Odav”), formed in September 2003 to hold the Avatar Common Stock owned by Odyssey Partners, L.P. Jack Nash, the sole member of Jack Nash LLC, has the sole power to vote, direct the voting of, dispose of and direct the disposition of the shares of Common Stock beneficially owned by Odav and, accordingly, may be deemed to own beneficially the Common Stock owned by Odav. Each of Jack Nash and Joshua Nash, sole member of Joshua Nash II LLC, a managing member of Odav, has expressly disclaimed any such beneficial ownership (within the meaning of Exchange Act Rule 13d-3(d)(1)) which exceeds the proportionate interest in the Common Stock which he may be deemed to own as a member of Odav. Avatar has been advised that no other person exercises (or may be deemed to exercise) any voting or investment control over the Common Stock owned by Odav. Jack Nash’s ownership of Common Stock is indicated in the table included in “Security Ownership of Directors, Nominees and Management.”
     (2) By virtue of its present Common Stock ownership, Odav may be deemed to be a “control” person of Avatar within the meaning of that term as defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended.
     (3) Based upon information set forth in Schedule 13G, filed February 16, 2006, Advisory Research, Inc. (“ARI”) (a registered investment adviser) is deemed to beneficially own 1,256,864 shares for which ARI has sole voting and dispositive power.
     (4) Based upon information set forth in Amendment No. 4 to Schedule 13G, filed on February 14, 2006, by Private Capital Management, L.P. (“Private Capital”) (a registered investment adviser), the aggregate amount beneficially owned is 1,763,596 shares, of which 1,759,596 shares are held for the benefit of various clients; the CEO and the President of Private Capital share voting and dispositive power with respect to shares managed by Private Capital; and beneficial ownership of such shares is disclaimed.

     (5) Information as to shares beneficially owned is based upon Amendment No. 1 to Schedule 13G, dated February 3, 2004, filed by The Estate of Leon Levy.
     (6) Based upon information set forth in Amendment No. 9 to Schedule 13G, filed on February 14, 2006, Third Avenue Management LLC (“TAM”) (a registered investment adviser) is deemed to beneficially own 737,915 shares on behalf of investment advisory clients. TAM has sole voting power with respect to 735,215 shares and sole dispositive power with respect to 737,915 shares.
Security Ownership of Directors, Nominees and Management
       The following table sets forth, as of March 31, 2006, information with respect to the outstanding shares of Common Stock owned beneficially by each present director, nominee for director, each of the Named Executive Officers identified herein under the caption “Summary Compensation Table,” and all present directors and executive officers of Avatar as a group. Except as otherwise indicated, all shares are owned directly.

		Options Exercisable
		and RSUs and
	Shares Owned	Stock Units	Total
	Directly and	Convertible within	Beneficial		Percent of
Name or Group	Indirectly(1)	60 days(2)	Ownership(3)		Class(3)

Eduardo A. Brea	5,257	743	6,000	(4)	*
Milton Dresner	2,920	774	3,694		*
Roger W. Einiger	None	None	None		*
Gerald D. Kelfer	125,113	None	125,113	(5)	1.53%
Martin Meyerson	2,347	735	3,082	(6)	*
Jack Nash	2,108,205	650	2,108,855	(7)	25.75%
Joshua Nash	2,107,763	666	2,108,429	(8)	25.74%
Kenneth T. Rosen	1,000	400	1,400		*
Joel M. Simon	None	743	743		*
Fred Stanton Smith	3,949	525	4,474		*
William G. Spears	39,498	720	40,218	(9)	*
Beth A. Stewart	8,000	400	8,400		*
Jonathan Fels	2,672	50,000	52,672	(10)	*
Michael Levy	7,015	50,000	57,015	(11)	*
Dennis J. Getman	None	10,000	10,000	(12)	*
Charles L. McNairy	None	None	None		*
All directors and executive officers as a group (consisting of 17 persons of whom 14 beneficially own shares of Common Stock)			2,422,332	(4)(5)(6)(7)(8)(9)(10)(11)(12)	29.16%

     * Represents less than one percent.
     (1) The information as to securities owned by directors, officers and nominees was furnished to Avatar by such directors, officers and nominees.
     (2) Includes for each incumbent non-management director 400 Restricted Stock Units (“RSUs”) awarded as additional compensation in June 2005, which RSUs become convertible into an equal number of shares of Common Stock as of May 24, 2006. Also includes Stock Units representing deferred directors’ fees, which Stock Units become issuable as shares of Common Stock at the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director. (See “Directors’ Compensation.”)
     (3) Calculated pursuant to Rule 13d-3(d) of the Exchange Act. Under Rule 13d-3(d), shares not outstanding which are subject to options, warrants, rights or conversion privileges exercisable within 60 days are deemed outstanding for the purpose of calculating the number and percentage of shares owned by such person, but are not deemed outstanding for the purpose of calculating the percentage owned by each other person listed. As of March 31, 2006, there were 8,189,463 shares of Common Stock outstanding.
     (4) Does not include 208,070 shares beneficially owned by Sterling Capital Management LLC (“Sterling Capital”), of which Mr. Brea is a Partner and Managing Director. Sterling Capital (a registered invesment adviser) disclaims beneficial ownership of such shares which are held for the benefit of various clients. Includes 400 RSUs and 343 Stock Units.
     (5) Includes 2,000 shares owned by his children, over which shares Mr. Kelfer shares voting and dispositive power.

     (6) Does not include 847 shares owned by Mr. Meyerson’s wife, as to which shares Mr. Meyerson disclaims beneficial ownership. Includes 400 RSUs and 335 Stock Units.
     (7) Includes 400 RSUs, 250 Stock Units and 2,107,763 shares owned by Odav. Mr. Nash is the sole member of Jack Nash, LLC, a managing member of Odav, and therefore may be deemed to own beneficially the shares of Common Stock owned by Odav. See Notes (1) and (2) to the preceding table included in “Principal Stockholders.”
     (8) Includes 400 RSUs, 266 Stock Units and 2,107,763 shares owned by Odav. Mr. Nash is the sole member of Joshua Nash II LLC, a managing member of Odav, and therefore may be deemed to own beneficially the shares of Common Stock owned by Odav. See Notes(1) and (2) to the preceding table included in “Principal Stockholders.”
     (9) Does not include 1,000 shares owned by the Estate of Mr. Spears’ deceased wife, as to which shares Mr. Spears disclaimed beneficial ownership. Includes 19,898 shares held by an individual profit sharing plan, a charitable remainder trust and a family foundation, over which shares Mr. Spears has either sole or shared voting and investment power. Includes 400 RSUs and 320 Stock Units.
     (10) Includes 50,000 shares issuable upon exercise of options.
     (11) Includes 50,000 shares issuable upon exercise of options and 2,500 shares owned by his children, over which shares Mr. Levy has sole voting and dispositive power. Does not include 4,750 shares issuable upon conversion of $250,000 principal amount of 4.50% Convertible Senior Notes due 2024 as conversion privileges are not exercisable within 60 days.
     (12) Represents 10,000 shares issuable upon exercise of options.
CORPORATE GOVERNANCE AND CODES
OF BUSINESS CONDUCT AND ETHICS
Corporate Governance Guidelines and Principles
       Avatar’s Board of Directors has adopted Corporate Governance Guidelines and Principles as a component of the flexible governance framework within which the Board, assisted by its committees, directs Avatar’s affairs. The Corporate Governance Guidelines and Principles, which define the role of the Board of Directors, is available on Avatar’s website at www.avatarholdings.com.
Director Independence
       The Board of Directors has determined that all nominees for election or reelection meet the independence criteria under the rules and regulations of The Nasdaq Stock Market, Inc. (“Nasdaq”) except for Joshua Nash and Gerald D. Kelfer, Vice Chairman of the Board, President, Chief Executive Officer and Chairman of the Executive Committee. The Board has further determined that all current members of the Audit Committee meet the more stringent independence requirements of the U.S. Securities and Exchange Commission (“SEC”) and Nasdaq for Audit Committee membership.
Code of Business Conduct and Ethics
       The Board of Directors has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of Avatar and a Supplemental Code of Ethics for the CEO, CFO and other Senior Financial Officers. These Codes of Business Conduct and Ethics are available on Avatar’s website at www.avatarholdings.com.

1.   ELECTION OF DIRECTORS
       Eleven directors are to be elected for the ensuing year and until their respective successors are duly elected and qualified. Stockholders have cumulative voting rights with respect to election of directors. Under cumulative voting, each stockholder is entitled to the same number of votes per share as the number of directors to be elected (or, for purposes of this election, eleven votes per share). A stockholder may cast all such votes for a single nominee or distribute them among the nominees, as such stockholder wishes, either by so marking his ballot at the meeting or by specific voting instructions sent to Avatar with a signed proxy. In connection with the solicitation of proxies, discretionary authority to cumulate votes is being solicited. Unless authority to vote for the nominees for director is withheld, it is the intention of the persons named in the accompanying proxy to vote the proxies in such manner as will elect as directors the nominees named below.
      All of the nominees were elected at the May 24, 2005 Annual Meeting of Stockholders except Roger W. Einiger. The Board of Directors met seven times during 2005, including the annual meeting of directors held immediately following the 2005 Annual Meeting of Stockholders.
      The Board of Directors does not contemplate that any of the persons named below will be unable, or will decline, to serve. However, if any of such persons is unable or declines to serve, the persons named in the accompanying proxy may vote for another person or persons in their discretion.
      The following table sets forth certain information with respect to each nominee for director. Except as otherwise indicated, each nominee has held his present occupation or occupations for more than the past five years and has not been principally employed by any subsidiary or affiliate of Avatar. There are no family relationships between any nominee, director or executive officer of Avatar except that Jack Nash, a director who is not standing for reelection, and Joshua Nash are father and son.

		Principal Occupation or
Name	Age	Occupations and Directorships

Eduardo A. Brea Director since May 2002	39	Partner and Managing Director of Sterling Capital Management LLC, a registered investment adviser, since 2000; formerly Senior Vice President from 1995 to 2000; formerly Senior Analyst, Wachovia Investment Management, from 1990 to 1995.

Milton Dresner Director since July 1995	80	Founding Partner, The Highland Companies, since 1960, a diversified real estate development and management organization; Director, New Media Lottery Services, Inc.

Roger W. Einiger	58	Private investor since May 2001; formerly: Consultant to Canadian Imperial Bank of Commerce, from December 1998 to May 2001; Vice Chairman of CIBC Oppenheimer Corp., an investment banking and brokerage company, from November 1997 to November 1998; Vice Chairman, Oppenheimer & Co., Inc., an investment banking and brokerage company, from 1992 to 1997, and prior thereto served in various capacities since 1969; Director, NDS Group PLC.

Gerald D. Kelfer Director since October 1996	60	Vice Chairman of the Board of Avatar since December 1996, President since February 13, 1997, Chief Executive Officer since July 31, 1997 and Chairman of the Executive Committee since May 27, 1999.

Martin Meyerson Director since May 1981	83	President Emeritus and Professor of Policy and Planning, University of Pennsylvania, since February 1981, and President thereof from 1970 to 1981; also, Chairman Emeritus (formerly Chairman), Marconi International Foundation.

		Principal Occupation or
Name	Age	Occupations and Directorships

Joshua Nash Director since September 2004	44	Chairman of the Board of Avatar since September 29, 2004; sole member of Joshua Nash II LLC, a managing member of Odav LLC, a private investment limited liability company, since its formation in September 2003; General Partner, Ulysses Partners, L.P., a private investment firm, since 1997; General Partner, Odyssey Partners, L.P., a private investment partnership, since 1989.

Kenneth T. Rosen Director since September 1994	57	Professor Emeritus, Haas School of Business, since June 2005 (formerly Professor, from 1979 to June 2005), and Chairman of the Fisher Center for Real Estate and Urban Economics, since 1981, University of California, Berkeley; also Chairman, Rosen Real Estate Securities, LLC, a real estate hedge fund; and Chairman, Rosen Consulting Group, a real estate consulting business; Director: Golden West Financial Corporation, The PMI Group, Inc.

Joel M. Simon Director since May 2004	60	Partner and Principal, XRoads Solutions Group, LLC (f/k/a Crossroads, LLC), a national financial advisory and consulting firm, since July 2000; formerly Chief Executive Officer and President, Starrett Corporation, from March 1998 to December 1998; Executive Vice President, Chief Operating Officer and Director, Olympia & York Companies (U.S.A.), from 1985 to 1996; Senior Partner, Margolin, Winer & Evens, LLP, from 1976 to 1984; Director, Movie Star, Inc.

Fred Stanton Smith Director since September 1980	77	Vice Chairman of the Board, The Keyes Company, a real estate brokerage, financing, management, insurance and development firm, since January 1992; formerly President, The Keyes Company; Director, Eagle National Bank.

William G. Spears Director since May 1999	67	Principal, Spears, Grisanti & Brown LLC, a registered investment adviser, since July 1999; formerly Chairman of the Board, from 1972 to June 1999, Spears, Benzak, Salomon & Farrell, Inc., a registered investment adviser, which in April 1995 became a wholly-owned subsidiary of KeyCorp; also, Chairman of the Board, Key Asset Management (a subsidiary of KeyCorp), a registered investment adviser, from 1996 to 2000; Director, United HealthGroup Incorporated.

Beth A. Stewart Director since May 2001	49	Chief Executive Officer since August 2001 and Co-Chairman since October 1999, Storetrax.com, a real estate internet company; President, Stewart Real Estate Capital, a real estate investment and consulting firm, since January 1993; Adjunct Professor, Columbia University Graduate School of Business, from 1994 to 1996; Director: General Growth Properties Inc., CarMax, Inc.

INFORMATION REGARDING THE BOARD OF DIRECTORS
AND ITS COMMITTEES
Certain Committees of the Board
       To assist it in carrying out its duties, the Board of Directors has established various committees. Current committees and current members thereof are as follows:

Nominating and Corporate
Executive Committee	Audit Committee	Governance Committee	Compensation Committee

Gerald D. Kelfer (1)(2) Joshua Nash Fred Stanton Smith	Kenneth T. Rosen (1) Eduardo A. Brea Milton Dresner Joel M. Simon Beth A. Stewart	Martin Meyerson(1) Kenneth T. Rosen William G. Spears	William G. Spears(1) Milton Dresner Martin Meyerson Kenneth T. Rosen

     (1) Chairman
     (2) Officer of Avatar
Executive Committee
       The Executive Committee of the Board of Directors has authority to exercise most powers of the full Board of Directors in connection with matters which arise during the intervals between meetings of the Board of Directors. The Executive Committee did not meet during 2005.
Audit Committee
       The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of Avatar’s financial reporting; (ii) Avatar’s systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the independent auditors, their conduct of the annual audit and their engagement for any other services; (iv) Avatar’s legal and regulatory compliance; (v) codes of ethics as established by management and the Board; and (vi) the preparation of the audit committee report for inclusion in the annual proxy statement. The Audit Committee may also perform such other tasks as are assigned to it from time to time by the Board of Directors. The Audit Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from Avatar for, outside counsel, independent auditors or other advisors. The Audit Committee met seven times during the fiscal year ended December 31, 2005. The Audit Committee is governed by a written charter approved by the Board of Directors. The charter is available on Avatar’s website at www.avatarholdings.com.
      All members of the Audit Committee have been determined to be independent (see “Director Independence”). The Board of Directors has also determined that all members of the Audit Committee are financially literate under Nasdaq’s listing standards and Joel M. Simon is the Committee’s “audit committee financial expert,” as defined in the rules of the SEC and for purposes of Nasdaq’s listing standards.
      Audit Committee Report
       The following is the report of Avatar’s Audit Committee with respect to Avatar’s audited financial statements for the fiscal year ended December 31, 2005:
      The Committee has reviewed and discussed Avatar’s audited financial statements with management.
      The Committee has discussed with Ernst & Young LLP, Avatar’s independent auditors, the matters required to be discussed by SAS 61 (Communication with Audit Committees), as amended,

regarding the auditors’ judgments about the quality of Avatar’s accounting principles as applied in its financial reporting.
      The Committee has also received written disclosures within the letter from Ernst & Young required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) and has discussed with Ernst & Young their independence.
      Based on the review and discussions referred to above, the Committee recommended to Avatar’s Board of Directors that its audited financial statements be included in Avatar’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005 for filing with the Securities and Exchange Commission.
March 9, 2006

AUDIT COMMITTEE

Kenneth T. Rosen, Chairman
Eduardo A. Brea
Milton Dresner
Joel M. Simon
Beth A. Stewart
Nominating and Corporate Governance Committee
       The Nominating and Corporate Governance Committee assists the Board of Directors in: (i) identifying, screening and reviewing individuals to serve as directors and recommending candidates for nomination for election at the annual meeting of stockholders or to fill Board vacancies; (ii) overseeing Avatar’s policies and procedures for receipt of stockholder suggestions regarding composition of the Board and recommendations of candidates for nomination; (iii) overseeing implementation of Avatar’s Corporate Governance Guidelines and Principles; and (iv) reviewing Avatar’s overall corporate governance and recommending changes when necessary or desirable. The Committee may also perform such additional tasks as assigned to it by the Board of Directors. The Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from Avatar for, outside counsel, consultants and other advisors. The Committee met twice during the fiscal year ended December 31, 2005.
      All members of the Committee have been determined to be independent (see “Director Independence”). The Committee is governed by a written charter approved by the Board of Directors. The charter is available on Avatar’s website at www.avatarholdings.com.
      The Nominating and Corporate Governance Committee assesses the appropriate size of the board, evaluates the membership and determines whether any vacancies are anticipated. The Committee considers candidates for Board membership based upon various criteria, including their business and professional skills and experience, personal integrity and judgment, commitment to representing the long-term interests of stockholders and availability to participate in Board activities. The Committee will consider candidates suggested by its members, other Board members, management and stockholders, and may, if necessary or appropriate, utilize the services of a professional search firm. In order to be considered, a recommendation from a stockholder must include the stockholder’s name and contact information, the candidate’s name and contact information, a brief description of the candidate’s background and qualifications and a statement by the candidate that he or she is willing and able to serve on the Board. The Committee may also require candidates to provide such other information as it may request.
      Avatar’s By-Laws establish advance notice procedures with respect to nominations for election for an annual meeting (see “Stockholders’ Proposals and Nominations of Board Members”).
      Roger W. Einiger, a nominee for election to the Board, was recommended by Avatar’s Chairman of the Board, Joshua Nash, and President and Chief Executive Officer, Gerald Kelfer.

Compensation Committee
       The Compensation Committee assists the Board of Directors in overseeing management compensation policies and practices, including (i) determination and approval of the compensation of the Chief Executive Officer; (ii) review and approval of compensation levels for Avatar’s other executive officers; (iii) review and approval of management incentive compensation policies and programs; (iv) review and approval of equity compensation programs for employees and the exercise of discretion in the administration of such programs; and (v) preparation of an annual report on executive compensation for inclusion in the proxy statement. The Compensation Committee may perform such other tasks as assigned to it by the Board of Directors. The Compensation Committee has the authority to obtain advice and assistance from, and receive adequate resources and funding from Avatar for, outside counsel, compensation consultants and other advisors. The Compensation Committee met nine times during the fiscal year ended December 31, 2005.
      The Compensation Committee is governed by a written charter approved by the Board of Directors. The charter is available on Avatar’s website at www.avatarholdings.com.
Directors’ Compensation
       Compensation of directors who are not salaried employees of Avatar is $32,500 per annum. Members of the Executive Committee who are not salaried employees of Avatar receive a retainer of $2,000 per annum. Members and the Chairman of the Audit Committee receive additional compensation of $12,000 and $14,000 per annum, respectively. Members and the Chairman of the Nominating and Corporate Governance Committee receive additional compensation of $4,000 and $7,000 per annum, respectively. Members and the Chairman of the Compensation Committee receive additional compensation of $4,000 and $5,000 per annum, respectively. In connection with its review of Avatar’s non-employee director compensation, the Nominating and Corporate Governance Committee adopted a program to permit non-employee directors the ability to defer a portion of their cash compensation into stock units.
      Under the deferral program, non-management directors may elect to defer up to 50% of annual retainer fees, committee fees and/or chairperson fees, for which the director is credited with a number of Stock Units based upon the closing price of Avatar Common Stock on the due date of each payment. The Stock Units become distributable as shares of Avatar Common Stock upon the earlier of a date designated by the individual director or the date of the individual’s separation from service as a director.
      The committee also determined to grant annual awards of restricted stock units to all non-employee directors. On June 13, 2005, each non-employee director was awarded 400 restricted stock units (RSUs) for service as a director for the term beginning May 24, 2005. The RSUs will vest and be converted into an equivalent number of shares of Common Stock upon the earlier of the first anniversary of the date of the award and the date immediately preceding the date of Avatar’s 2006 Annual Meeting of Stockholders, provided that the non-employee director is a member of the Avatar Board of Directors on such vesting date. The RSUs will vest immediately upon the death or disability of the non-employee director or upon a change in control of the Company. If the non-employee director ceases to be a member of the Board for any other reason, the RSUs will be forfeited.

      The following table sets forth the retainer, other cash fees and equity compensation received during the fiscal year ended December 31, 2005, by non-management directors.

					Total
		Committee/	Total Cash		Compensation	Deferred
Director	Retainer	Chair Fees	Compensation	RSUs(1)	(cash/RSUs)	Compensation(2)

Eduardo A. Brea	$24,375	$9,000	$33,375	$18,564	$51,939	$11,125
Milton Dresner	24,375	12,000	36,375	18,564	54,939	12,125
Martin Meyerson	24,375	8,250	32,625	18,564	51,189	10,875
Jack Nash	24,375	0	24,375	18,564	42,939	8,125
Joshua Nash	24,375	1,500	25,875	18,564	44,439	8,625
Kenneth T. Rosen	32,500	22,000	54,500	18,564	73,064	0
Joel M. Simon	24,375	9,000	33,375	18,564	51,939	11,125
Fred Stanton Smith	28,437	2,000	30,437	18,564	49,001	4,063
William G. Spears	24,375	6,750	31,125	18,564	49,689	10,375
Beth A. Stewart	32,500	12,000	44,500	18,564	63,064	0

(1)	The dollar amounts reported in this column were calculated by multiplying the closing price of Avatar Common Stock on the date of the awards by 400 for each individual.
(2)	Represents portion of total cash compensation deferred and represented by Stock Units under deferral program adopted in June 2005.
Directors’ Attendance
       In fiscal year 2005 all of the incumbent directors attended 75% or more of the aggregate of their respective Board and Committee meetings, except Beth Stewart who attended 71.4% and Jack Nash, who is not standing for reelection at the 2006 Annual Meeting of Stockholders, whose absences were attributable to illness.
Directors’ Attendance at Annual Meetings of Stockholders
       The Board encourages each member of the Board to attend each annual meeting of stockholders, but recognizes that unavoidable circumstances may prevent attendance. All members of the Board who were standing for election or reelection, except Jack Nash, attended the 2005 Annual Meeting of Stockholders.
Communication with the Board of Directors
       A stockholder who wishes to communicate with the Board, or specific individual directors, may direct written communication addressed to the Board or such director or directors in care of the Corporate Secretary, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134.

EXECUTIVE COMPENSATION AND OTHER INFORMATION
Summary Compensation Table
       The following table sets forth information with respect to compensation of the Chief Executive Officer and the four other highest paid executive officers of Avatar whose total salary and accrued bonus was $100,000 or more for the year ended December 31, 2005, hereinafter referred to as the “Named Executive Officers.”

		Annual Compensation					Long-Term Compensation Awards

						Other(1)	Restricted		Securities	LTIP
						Annual	Stock		Underlying	Payouts		All Other
Name and Principal Position(s)	Year	Salary		Bonus		Compensation	Awards($)		Options(#)	($)		Compensation(9)

Gerald D. Kelfer	2005	$500,000	(2)	$500,000	(2)	$9,977	$4,278,150	(3)		$1,838,000	(6)	$3,150	(10)
Chairman of the	2004	500,000	(2)	500,000	(2)	9,308				1,563,349	(7)	2,783
Executive Committee,	2003	500,000	(2)	500,000	(2)	9,208	3,162,500	(4)		1,412,651	(8)	3,000
Chief Executive Officer and President

Jonathan Fels	2005	500,000	(2)	400,000	(2)	9,492	3,565,123	(3)		2,081,845	(6)	3,150
President, Avatar	2004	500,000	(2)	250,000	(2)	9,688				1,858,667	(7)	2,783
Properties Inc.	2003	500,000	(2)	250,000	(2)	9,318	632,500	(5)	60,000	1,059,488	(8)	3,000

Michael Levy	2005	500,000	(2)	400,000	(2)	9,754	3,565,125	(3)		2,081,845	(6)	3,150
Executive Vice	2004	500,000	(2)	250,000	(2)	9,231				1,858,667	(7)	2,783
President and	2003	500,000	(2)	250,000	(2)	9,477	632,500	(5)	60,000	1,059,488	(8)	3,000
Chief Operating Officer, Avatar Properties Inc.

Dennis J. Getman	2005	350,000	(2)	37,200	(2)	2,576						3,150
Executive Vice	2004	350,000	(2)	14,964	(2)	3,230						2,783
President and	2003	350,000	(2)	76,021	(2)	2,853	500,004	(5)				3,000
General Counsel

Charles L. McNairy	2005	250,000		35,000		4,932						3,150
Executive Vice	2004	250,000		25,000		5,030	523,125	(5)				2,783
President,	2003	225,000		25,000		5,241						3,000
Treasurer and Chief Financial Officer

(1)	Each Named Executive Officer received an automobile allowance or used a company-leased automobile. Avatar also provides group life, health, hospitalization and medical reimbursement plans which do not discriminate in scope, terms or operation in favor of officers and are available to all full-time employees. The amount shown for each Named Executive Officer is the aggregate of automobile allowance or personal use of company-leased automobile, reimbursement of the portion of gasoline expenditures attributable to personal use of company-leased or other automobile, and term life insurance premiums.
(2)	For discussion of Avatar’s employment agreements with Messrs. Kelfer, Fels, Levy and Getman, see “Employment and Other Agreements.”
(3)	On April 15, 2005, Messrs. Kelfer, Fels and Levy were granted an opportunity to receive additional performance-conditioned restricted stock units in the respective amounts of 90,000, 75,000 and 75,000. See “Employment and Other Agreements” below. The dollar amounts reported in the table have been calculated by multiplying the closing price of Avatar Common Stock on the date of the awards by 90,000, 75,000 and 75,000, respectively. Messrs. Kelfer, Fels and Levy are not entitled to receive dividends on the units.
(4)	On March 27, 2003, fully vested options previously granted to Mr. Kelfer were cancelled, and he was granted an opportunity to receive an aggregate of 75,000 performance-conditioned restricted stock units. Also on March 27, 2003, Mr. Kelfer was granted an opportunity to receive an additional 50,000 performance-conditioned restricted stock units. See “Employment and Other Agreements” below. The dollar amount reported in the table has been calculated by multiplying the closing price of Avatar Common Stock on the date of the awards by 125,000. Mr. Kelfer is not entitled to receive dividends on the units.
(5)	The dollar amounts reported in the table were calculated by multiplying the respective closing price of Avatar Common Stock on the respective dates of the awards by 25,000 for each of Mr. Fels and Mr. Levy, by 15,504 for Mr. Getman and by 12,500 for Mr. McNairy. Messrs. Fels, Levy, Getman and McNairy are not entitled to receive dividends on the units.
(6)	Represents $665,688 and $665,688 paid or accrued for the 2005 fiscal year to Mr. Fels and Mr. Levy, respectively, under Cash Bonus Award Agreements entered into on October 20, 2000; and $1,838,000, $1,416,157 and $1,416,157 accrued for the 2005 fiscal year to Mr. Kelfer, Mr. Fels and Mr. Levy, respectively, under Earnings Participation Award Agreements entered into on March 27, 2003, as amended and restated as of April 15, 2005. See “Employment and Other Agreements” below.
(7)	Represents $1,087,349, $1,477,667 and $1,477,667 paid or accrued for the 2004 fiscal year to Mr. Kelfer, Mr. Fels and Mr. Levy, respectively, under Cash Bonus Award Agreements entered into on October 20, 2000; and $476,000, $381,000 and $381,000 accrued for the 2004 fiscal year to Mr. Kelfer, Mr. Fels and Mr. Levy, respectively, under Earnings Participation Award Agreements entered into on March 27, 2003. See “Employment and Other Agreements” below.
(8)	Represents amounts paid or accrued for the 2003 fiscal year to Mr. Kelfer, Mr. Fels and Mr. Levy, respectively, under Cash Bonus Award Agreements entered into on October 20, 2000. See “Employment and Other Agreements” below.
(9)	Reflects Avatar’s contribution to the 401(k) Plan.

(10)	Does not include the value of 150,000 shares of Avatar Common Stock which Mr. Kelfer was entitled to receive on December 22, 2005 upon vesting of 150,000 performance-conditioned restricted stock units previously awarded to Mr. Kelfer. The vesting date of these restricted stock units was accelerated by the Compensation Committee of the Board of Directors of Avatar from December 31, 2005 to December 22, 2005. (See “Compensation Committee Report on Executive Compensation — CEO Compensation.”) On December 22, 2005, the value of 150,000 shares of Avatar Common Stock was $8,253,000. The aggregate fair value of such restricted stock units on the grant date (as previously reported by the Company) was $2,696,900. 30,000 of such shares of Avatar Common Stock were withheld for required minimum withholding taxes.

Option/SAR Grants in 2005
       No options or SARs were granted to any Named Executive Officer during 2005.
Aggregated Option Exercises in 2005 and Option Values at December 31, 2005
       During 2005, no options were exercised by any Named Executive Officer. Options held by Named Executive Officers were in-the-money at December 31, 2005.

	Number of Securities
	Underlying Unexercised		Value of Unexercised In-the-Money
	Options at		Options at December 31,
	December 31, 2005(#)		2005($)(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Gerald D. Kelfer	0	0	$0	$0
Jonathan Fels	50,000	60,000	1,496,000	1,795,200
Michael Levy	50,000	60,000	1,496,000	1,795,200
Dennis J. Getman	10,000	0	299,200	0
Charles L. McNairy	0	0	0	0

(1)	Represents the difference between the $54.92 closing price of Avatar Common Stock on December 30, 2005 and the exercise price of the options.
Long-Term Incentive Plans — Awards in Last Fiscal Year

		Estimated Future Payouts Under
	Performance or	Non-Stock
	Other Period Until	Price-Based Plans (1)
	Maturation or
Name	Payout	Threshold	Target	Maximum

Gerald D. Kelfer	1/1/08 — 12/31/10	(1)	(2)	$6,600,000(3)
Jonathan Fels	1/1/08 — 12/31/10	(1)	(2)	$5,700,000(3)
Michael Levy	1/1/08 — 12/31/10	(1)	(2)	$5,700,000(3)
Dennis J. Getman	None	—	—	—
Charles L. McNairy	None	—	—	—

(1)	For a description of the terms of the 2008-2010 earnings participation award agreements with Messrs. Kelfer, Fels and Levy, see “Employment and Other Agreements — Agreements with Gerald Kelfer — 2008-2010 Earnings Participation Award Agreement” and “ — Agreements with Jonathan Fels and Michael Levy — 2008-2010 Earnings Participation Award Agreement.”

(2)	Target amounts are based on the business plan at the time the awards were granted.

(3)	The dollar amount reported represents the aggregate maximum expected payments under the awards.
Equity Compensation Plan Information
       The following table summarizes information about the options, warrants and rights and other equity compensation under Avatar’s equity plans as of December 31, 2005.

	Number of securities to				Number of securities remaining
	be issued upon		Weighted-average exercise		available for future issuance
	exercise		price of outstanding		under equity compensation
	of outstanding options,		options, warrants and		plans (excluding securities
	warrants and rights		rights		reflected in column (a))
Plan Category	(a)		(b)		(c)

Equity compensation plans approved by security holders	795,392	(1)	$25.00	(2)	324,710
Equity compensation plans not approved by security holders	none		—		none
Total	795,392	(1)	$25.00	(2)	324,710

(1)	Includes 543,854 performance-conditioned restricted stock units and 1,436 stock units issuable to those Directors who elected to participate in Avatar’s deferred compensation plan, the actual grant of which is conditioned on certain criteria but which are not subject to payment of an exercise price.
(2)	Not applicable to restricted stock units.
Employment and Other Agreements
Agreements with Gerald Kelfer

Amended and Restated Employment Agreement
      As of April 15, 2005, Avatar entered into an amended and restated employment agreement with Mr. Kelfer, President, Chief Executive Officer, Chairman of the Executive Committee and Vice Chairman of the Board, which expires on June 30, 2011. Pursuant to the agreement, Mr. Kelfer continues to receive an annual base salary of $500,000 and an annual bonus of $500,000.
      If Mr. Kelfer resigns for good reason or is terminated without cause, he is entitled to receive his base annual salary and annual bonus through the earlier of June 30, 2011 and the second anniversary of the date of termination, subject to certain mitigation provisions. If Mr. Kelfer’s employment terminates on June 30, 2011 or he is terminated prior thereto without cause or resigns for good reason, he will be entitled to annual payments of $250,000 for four years. If his employment is terminated due to his death or disability or he terminates his employment as a result of a change in control (as defined in the employment agreement), Mr. Kelfer or his estate shall be entitled to receive an annual payment for four years equal to the amount derived by multiplying $250,000 by a fraction, the numerator of which is the number of completed whole months of employment from November 30, 2000 and the denominator of which is 97 (the number of whole months until December 31, 2008, the expiration date of the agreement prior to the April 15, 2005 amendment and restatement). In addition, if Mr. Kelfer terminates his employment as a result of a change in control, he is entitled to receive his base salary and annual bonus through the earlier of June 30, 2011 and the first anniversary of the date of termination. If Mr. Kelfer resigns without good reason or is terminated for cause, he is entitled to receive his base salary and prorated bonus through the date of termination.

Cash Bonus Award Agreement
      On October 20, 2000, Avatar entered into a cash bonus award agreement with Mr. Kelfer pursuant to which Mr. Kelfer was granted an award relating to parcels 1, 8, 9 of Avatar’s Harbor Islands community development project (the “Harbor Islands Project”). The award entitles Mr. Kelfer to receive quarterly cash bonus payments equal to 8% of the cash flow of the Harbor Islands Project. In determining “cash flow,” there is a deduction for a cost of capital that Avatar would charge to the project to the extent the project is funded by Avatar, such charge to be not less than 10% per annum. Prior to the payment of any bonus, Avatar must first receive cumulative cash flow equal to $17 million (the approximate value of the land that Avatar has contributed to the project), plus a 10% return thereon compounded monthly (the “Minimum Return”). Mr. Kelfer has been paid or accrued $1,087,349 and $1,412,651 for 2004 and 2003, respectively, under the award and is no longer entitled to receive any future payments under the award.
      The award also provides for repayment to Avatar by Mr. Kelfer at the end of the project, on an after-tax basis, of any excess payment, plus interest, should the Compensation Committee determine that the aggregate amount of bonus payments exceeds the aggregate amount that would have been paid if the bonus payment had been made at the end of the project.

Amended and Restated Earnings Participation Award Agreement
      As of March 27, 2003, Avatar entered into an earnings participation award agreement with Mr. Kelfer, pursuant to which he was granted a cash award and a stock award relating to the achievement of performance goals. This agreement was amended and restated as of April 15, 2005.

As amended, the cash award entitles Mr. Kelfer to a cash payment with respect to each fiscal year beginning 2003 and ending 2007 equal to two and one-half percent of Avatar’s gross profit over preestablished levels as determined by the Compensation Committee. For purposes of the Amended and Restated Earnings Participation Award Agreement and the Change in Control Award Agreement (see below), gross profit generally means Avatar’s net income, plus taxes and minus certain excluded amounts. Under the provisions of the Executive Incentive Compensation Plan, total awards are limited to a maximum of $5,000,000 per individual. Therefore, Mr. Kelfer may receive a maximum aggregate amount of $5,000,000 under the cash bonus award relating to the Harbor Islands Project and the amended and restated earnings participation award agreement. Mr. Kelfer has been paid or accrued $1,838,000 and $476,000 pursuant to the cash award for 2005 and 2004. No cash award was paid or accrued for 2003.
      The stock award entitles Mr. Kelfer to receive a number of shares of Avatar Common Stock having a fair market value (as defined) equal to two and one-half percent of the excess of actual gross profit (as defined) from January 1, 2003 through December 31, 2007 over the established target gross profit of approximately $187,000,000. Under the provisions of the Amended and Restated 1997 Incentive and Capital Accumulation Plan, as amended by the 2005 Restatement (the “Incentive Plan”), the aggregate number of shares that may be granted to any one individual is 750,000.
      If Mr. Kelfer’s employment is terminated for cause or upon resignation for other than good reason, rights to future cash payments or Common Stock issuances accruing after the date of termination are forfeited. If Mr. Kelfer’s employment is terminated other than for cause or upon resignation for good reason, he will continue to receive future cash payments and Common Stock issuances. If his termination is due to his death or disability, he or his estate would receive a prorated cash payment for the fiscal year in which his employment was terminated and prorated Common Stock issuances based upon the number of months actually employed during the performance period. Upon the occurrence of a change in control (as defined), Mr. Kelfer would receive a prorated cash payment for the fiscal year in which the change in control occurs and future cash awards and stock awards would be cancelled. Under the Change in Control Award Agreement entered into on April 15, 2005, Mr. Kelfer would be entitled to a cash payment equal to two and one-half percent of the excess of actual gross profit from April 1, 2005 through the change in control date over the established target gross profit of approximately $141,995,000. The payment pursuant to the change in control award may not exceed $3,750,000.

2008-2010 Earnings Participation Award Agreement
      As of April 15, 2005, Avatar entered into an earnings participation award agreement with Mr. Kelfer, pursuant to which he was granted an annual and cumulative cash award relating to the achievement of performance goals during the 2008-2010 fiscal years. The annual cash award entitles Mr. Kelfer to a cash payment with respect to each fiscal year beginning 2008 and ending 2010 equal to two and one-quarter percent of Avatar’s gross profit over preestablished levels as determined by the Compensation Committee. For purposes of the 2008-2010 Earnings Participation Award Agreement, gross profit generally means Avatar’s net income, plus taxes and incentive compensation paid to Messrs. Kelfer, Fels and Levy under their respective 2008-2010 Earnings Participation Award Agreements with Avatar and minus certain excluded amounts. The payments pursuant to the annual cash award may not exceed $1,800,000 for each of the first two fiscal years of the performance period and $2,200,000 for the third fiscal year of the performance period. However, the aggregate payments pursuant to the annual cash award for the three years may not exceed $5,400,000.
      The cumulative cash award entitles Mr. Kelfer to receive a cash payment equal to one and one-half percent of the excess of actual gross profit (as defined) from January 1, 2008 through December 31, 2010 over the established target gross profit of $390,000,000. The payment pursuant to the cumulative cash award may not exceed $1,200,000.

      If Mr. Kelfer’s employment is terminated for cause or upon resignation for other than good reason, rights to future cash payments accruing after the date of termination are forfeited. If Mr. Kelfer’s employment is terminated other than for cause or upon resignation for good reason, he will continue to receive future cash payments. If his termination is due to his death or disability, he or his estate would receive a prorated annual cash award for the fiscal year in which his employment was terminated and a prorated cumulative cash award, in each case based upon the number of months actually employed during the performance period. Upon the occurrence of a change in control (as defined), Mr. Kelfer would receive a prorated annual cash award for the fiscal year in which the change in control occurs and a cash payment not to exceed $1,200,000 equal to one and one-half percent of the excess of actual gross profit (as defined) from January 1, 2008 through the change in control date over the established target gross profit of $390,000,000. Future cash awards would be cancelled.

Restricted Stock Unit Agreements
      Mr. Kelfer has been awarded over time the opportunity to receive a total of 365,000 performance-conditioned restricted stock units, consisting of 100,000 units awarded on December 7, 1998 and 50,000 units awarded on October 20, 2000, which were converted into 120,000 shares of Avatar Common Stock as of December 22, 2005; an aggregate of 125,000 units awarded on March 27, 2003; and an aggregate of 90,000 units awarded on April 15, 2005.
      Each of the restricted stock unit awards to Mr. Kelfer is conditioned upon (i) the closing price of Avatar Common Stock being at least equal to a specified hurdle price for 20 trading days out of 30 consecutive trading days during the period beginning on the award date and ending on the vesting date and (ii) the continued employment of Mr. Kelfer at the time the foregoing condition is satisfied.
      If Mr. Kelfer’s employment is terminated due to his disability or death after a hurdle price condition is met, Mr. Kelfer will receive the greater of a pro rata portion based on the number of whole months which have elapsed from January of the year in which Mr. Kelfer received the award to the date of Mr. Kelfer’s disability or death or one-half of the units. If Mr. Kelfer’s employment is terminated other than for cause or upon resignation for good reason, all units that satisfy the hurdle price condition shall vest on the date of such termination or resignation and, with respect to those units awarded on April 15, 2005, such units that satisfy the hurdle price condition on or prior to June 30, 2011 shall vest on the date such condition is satisfied. If Mr. Kelfer resigns without good reason or is terminated for cause, all of the units will be forfeited. Otherwise, units that have satisfied the hurdle price condition immediately vest in full upon the vesting date or upon a change in control, in each case so long as Mr. Kelfer is employed by Avatar as of such date.
      The table below sets forth the award date, number of units awarded, hurdle price per share and vesting date for units awarded to Mr. Kelfer.

Award Date	# RSUs	Hurdle Price(1)	Vesting Date(2)

12/07/1998 (3)(4)	100,000	$25.00	12/22/2005
10/20/2000 (4)	50,000	$25.00	12/22/2005
3/27/2003	50,000	$34.00	12/31/2008
3/27/2003 (5)	23,700	$38.00	12/31/2008
3/27/2003 (5)	20,000	$42.00	12/31/2008
3/27/2003 (5)	15,000	$46.00	12/31/2008
3/27/2003 (5)	16,300	$50.00	12/31/2008
4/15/2005	30,000	$65.00	6/30/2011
4/15/2005	30,000	$72.50	6/30/2011
4/15/2005	30,000	$80.00	6/30/2011

     (1) Since being awarded, the performance condition for 275,000 of the units have been met (i.e., the $25, $34, $38, $42, $46 and $50 hurdle prices were satisfied on 5/25/2001, 12/29/2003, 2/6/2004, 9/13/2004, 12/3/2004, and 7/29/05, respectively), and such units have been granted subject to vesting.
     (2) Subject to earlier vesting as described above.
     (3) On December 7, 1998, Avatar entered into a restricted stock unit agreement with Mr. Kelfer, which was amended and restated as of October 20, 2000 and further amended on March 27, 2003.
     (4) The Compensation Committee of the Board of Directors of Avatar authorized the acceleration of vesting of these 150,000 restricted stock units from December 31, 2005 to December 22, 2005. On December 22, 2005, 120,000 shares of Avatar Common Stock were issued to Mr. Kelfer and 30,000 shares were withheld for required minimum withholding taxes. (See “Compensation Committee Report on Executive Compensation — CEO Compensation.”)
     (5) On March 27, 2003, Mr. Kelfer’s fully vested nonqualified stock options to purchase 225,000 shares of Avatar Common Stock were cancelled and Mr. Kelfer was granted an opportunity to receive 75,000 performance-conditioned restricted stock units.
Agreements with Jonathan Fels and Michael Levy

Amended and Restated Employment Agreement
      As of January 1, 2003, Avatar entered into amended and restated employment agreements with Jonathan Fels, as President of Avatar Properties Inc. (“Properties”), and Michael Levy, as Executive Vice President and Chief Operating Officer of Properties, which were amended and restated as of April 15, 2005. Pursuant to their respective employment agreements, as amended, the terms of employment for each of Mr. Fels and Mr. Levy have been extended to December 31, 2010. Each of Mr. Fels and Mr. Levy receives an annual base salary of $500,000, subject to review and increase by the Board, and effective as of January 1, 2005, a calendar year annual cash bonus of $400,000 (in 2003 and 2004 the bonus had been $250,000). If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to disability, death or resignation without good reason or terminated by Avatar for cause, then he or his estate (in the event of his death) will receive his accrued but unpaid base salary through the date of termination. In the event of termination due to death or disability, Mr. Fels or Mr. Levy, or his respective estate, will also receive his annual bonus prorated to the date of termination. If Mr. Fels or Mr. Levy resigns for good reason or is terminated without cause, he is entitled to receive his base salary and annual bonus through the earlier of December 31, 2010 and the second anniversary of the date of termination, subject to certain mitigation provisions.
      In the event of a change in control of Avatar prior to December 31, 2010, the term of employment for each of Messrs. Fels and Levy shall be reduced or extended, as applicable, depending on the date of the change in control, to expire upon the earlier of June 30, 2011 and the first anniversary of the change in control. For the period following a change in control, Messrs. Fels and Levy shall cease to receive their base salary and annual bonus and Avatar shall deposit $1,800,000 (the “Retention Amount”) with respect to each of Messrs. Fels and Levy (subject to pro rata adjustment in the event of a change in control after June 30, 2010) into a custodial account to be disbursed to the executive upon expiration of the employment term if the executive is continuously employed by Avatar (or its successor) or any of its subsidiaries through such date. If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to death or disability, Mr. Fels or Mr. Levy, or his respective estate, will receive a prorated portion of the Retention Amount based on the number of days between the change in control and the date of termination. If Mr. Fels or Mr. Levy resigns for good reason or is terminated without cause, he is entitled to receive the full Retention Amount. If Mr. Fels or Mr. Levy resigns without good reason or is terminated for cause, the right to receive the Retention Amount will be forfeited and the Retention Amount will be donated to one or more charitable not-for-profit organizations designated by the board of Avatar.

Cash Bonus Award Agreements
      On October 20, 2000, Avatar entered into cash bonus award agreements with Mr. Fels and Mr. Levy, pursuant to which each was granted an award relating to the Harbor Islands Project. The awards entitle each of Mr. Fels and Mr. Levy to receive quarterly cash bonus payments equal to 6%

of the cash flow of the Harbor Islands Project. In determining “cash flow”, there is a deduction for a cost of capital that Avatar would charge to the project to the extent the project is funded by Avatar, such charge to be not less than 10% per annum. Prior to the payment of any bonus, Avatar must first receive the Minimum Return. Messrs. Fels and Levy were each paid or accrued $665,688, $1,477,667 and $1,059,488 for 2005, 2004 and 2003, respectively, pursuant to the awards.
      The awards also provide for repayment at the end of the project, on an after-tax basis, of any excess payment, plus interest, should the Compensation Committee determine that the aggregate amount of bonus payments exceeds the aggregate amount that would have been paid if the bonus payments had been made at the end of the project.

Amended and Restated Earnings Participation Award Agreements
      On March 6, 2003, Avatar entered into earnings participation award agreements with Mr. Fels and Mr. Levy, pursuant to which each was granted a cash award and a stock award relating to the achievement of performance goals under Avatar’s business plan. These agreements were amended and restated as of April 15, 2005. As amended, the cash awards entitle each of Mr. Fels and Mr. Levy to a cash payment with respect to each fiscal year beginning 2003 and ending 2007 equal to two percent of Avatar’s gross profit over preestablished levels as determined by the Compensation Committee. For purposes of the Amended and Restated Earnings Participation Award Agreements and the Change in Control Award Agreements (see below), gross profit generally means Avatar’s net income, plus taxes and minus certain excluded amounts. Under the provisions of the Executive Incentive Compensation Plan, total cash awards are limited to a maximum of $5,000,000 per individual. Therefore, each of Mr. Fels and Mr. Levy may receive a maximum of $5,000,000 under the cash bonus award relating to the Harbor Islands Project and the earnings participation award agreement. Each of Messrs. Fels and Levy have been paid or accrued $1,416,157 and $381,000 pursuant to the cash award for 2005 and 2004. No cash awards were paid or accrued for 2003.
      Each of Mr. Fels and Mr. Levy has received the maximum cash awards payable under the Executive Incentive Compensation Plan.
      The stock awards entitle each of Mr. Fels and Mr. Levy to receive a number of shares of Avatar Common Stock having a fair market value (as defined) equal to two percent of the excess of actual gross profit (as defined) from January 1, 2003 through December 31, 2007 over the established target gross profit of approximately $187,000,000.
      If either Mr. Fels’ or Mr. Levy’s employment is terminated for cause or upon resignation for other than good reason, rights to future cash payments or Common Stock issuances accruing after the date of termination are forfeited. If either Mr. Fels’ or Mr. Levy’s employment is terminated other than for cause or upon resignation for good reason, he will continue to receive future Common Stock issuances. If either Mr. Fels’ or Mr. Levy’s termination is due to his permanent disability or death, he or his estate would receive prorated Common Stock issuances based upon the number of months actually employed during the performance period. Upon the occurrence of a change in control (as defined), future stock awards would be cancelled. Under the Change in Control Award Agreement entered into on April 15, 2005, each of Messrs. Fels and Levy would be entitled to a cash payment equal to two percent of the excess of actual gross profit from April 1, 2005 through the change in control date over the established target gross profit of approximately $141,995,000. The payment pursuant to the change in control award may not exceed $3,000,000.

2008-2010 Earnings Participation Award Agreement
      As of April 15, 2005, Avatar entered into an earnings participation award agreement with each of Messrs. Fels and Levy, pursuant to which each was granted an annual and cumulative cash award relating to the achievement of performance goals. The annual cash award entitles the executive to a cash payment with respect to each fiscal year beginning 2008 and ending 2010 equal to two percent of Avatar’s gross profit over preestablished levels as determined by the Compensation Committee. For purposes of the 2008-2010 Earnings Participation Award Agreements, gross profit generally means Avatar’s net income, plus taxes and incentive compensation paid to Messrs. Kelfer, Fels and Levy pursuant to their respective 2008-2010 Earnings Participation Award Agreements with Avatar and minus certain excluded amounts. The payments pursuant to the annual cash award may not exceed $1,600,000 for each of the first two fiscal years of the performance period and $2,000,000 for the third fiscal year of the performance period. However, the aggregate payments pursuant to the annual cash award may not exceed $4,800,000.
      The cumulative cash award entitles each of Messrs. Fels and Levy to receive a cash payment equal to one and one-quarter percent of the excess of actual gross profit (as defined) from January 1, 2008 through December 31, 2010 over the established target gross profit of $390,000,000. The payment pursuant to the cumulative cash award may not exceed $900,000.
      If either Mr. Fels’ or Mr. Levy’s employment is terminated for cause or upon resignation for other than good reason, rights to future cash payments accruing after the date of termination are forfeited. If either Mr. Fels’ or Mr. Levy’s employment is terminated other than for cause or upon resignation for good reason, he will continue to receive future cash payments. If either Mr. Fels’ or Mr. Levy’s termination is due to his death or disability, he or his estate would receive a prorated annual cash award for the fiscal year in which his employment was terminated and a prorated cumulative cash award, in each case based upon the number of months actually employed during the performance period. Upon the occurrence of a change in control (as defined), each of Mr. Fels and Mr. Levy would receive a prorated annual cash award for the fiscal year in which the change in control occurs. In addition, a cash payment not to exceed $900,000 equal to one and one-quarter percent of the excess of actual gross profit (as defined) from January 1, 2008 through the change in control date over the established target gross profit of $390,000,000 would be deposited in a custodial account on the date of the change in control and would constitute and be disbursed as part of the Retention Amount (as described above). Future cash awards would be cancelled.

Nonqualified Stock Option Agreements
      On February 19, 1999, Messrs. Fels and Levy were each granted options to purchase 50,000 shares of Avatar Common Stock under the Incentive Plan, at an exercise price of $25.00 per share. The options granted to each of Messrs. Fels and Levy were fully vested as of February 19, 2002.
      If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to his disability or death, the options will remain exercisable for one year following the date of termination. If either Mr. Fels or Mr. Levy, as the case may be, resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until February 19, 2009.
      On March 13, 2003, Messrs. Fels and Levy were each granted additional options to purchase 60,000 shares of Avatar Common Stock under the Incentive Plan, at an exercise price of $25.00 per share. The options vest and become exercisable on December 31, 2007.
      If the employment of Mr. Fels or Mr. Levy, as the case may be, is terminated due to his disability or death, the options will vest pro rata based on the amount of time elapsed between January 1, 2003 and December 31, 2007, and such options will become immediately exercisable and expire one year following the date of termination. If either Mr. Fels or Mr. Levy, as the case may be, resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until March 13, 2013.

Restricted Stock Unit Agreements
      As of March 27, 2003, Avatar entered into restricted stock unit agreements with each of Messrs. Fels and Levy, pursuant to which each has been awarded an opportunity to receive 25,000 performance-conditioned restricted stock units representing 25,000 shares of Avatar Common Stock. As of April 15, 2005, Avatar entered into restricted stock unit agreements with each of Messrs. Fels and Levy, pursuant to which each has been awarded an opportunity to receive 75,000 performance-conditioned restricted stock units representing 75,000 shares of Avatar Common Stock.
      Each of the restricted stock unit awards to Messrs. Fels and Levy is conditioned upon (i) the closing price of Avatar Common Stock being at least a specified hurdle price per share for 20 trading days out of 30 consecutive trading days during the period beginning on the award date and ending on the vesting date, and (ii) the continued employment of Mr. Fels or Mr. Levy, as the case may be, at the time the foregoing condition is satisfied.
      If Mr. Fels’ or Mr. Levy’s employment is terminated due to his disability or death after a hurdle price condition is met, Mr. Fels or Mr. Levy will receive the greater of a pro rata portion of the units based on the number of whole months which have elapsed from January 1, 2003 to the date of Mr. Fels’ or Mr. Levy’s disability or death or half of the units. If Mr. Fels’ or Mr. Levy’s employment is terminated other than for cause or upon resignation for good reason, all units that satisfy the performance condition shall vest on the date of such termination or resignation and, with respect to those units awarded on April 15, 2005, such units that satisfy the hurdle price condition on or prior to December 31, 2010, shall vest on the date such condition is satisfied. If either Mr. Fels or Mr. Levy resigns without good reason or is terminated for cause, all of the executive’s units will be forfeited. Otherwise, the units granted to either Mr. Fels or Mr. Levy immediately vest in full upon the vesting date or upon a change in control, in each case so long as the executive is employed by Avatar or any of its subsidiaries as of such date.
      The table below sets forth the award date, number of units awarded, hurdle price and vesting date for units awarded to each of Messrs. Fels and Levy.

Award Date	# RSUs	Hurdle Price	Vesting Date(1)

3/27/2003 (2)	25,000	$34.00	12/31/2007
4/15/2005	25,000	$65.00	12/31/2010
4/15/2005	25,000	$72.50	12/31/2010
4/15/2005	25,000	$80.00	12/31/2010

     (1) Subject to earlier vesting as described above.
     (2) Since being awarded, the performance condition for 25,000 of the units has been met (i.e., the $34 hurdle price was satisfied on 12/29/2003), and such units have been granted subject to vesting.
Agreements with Dennis J. Getman

Employment Agreement
      On September 11, 2003, Avatar entered into an Employment Agreement with Dennis J. Getman, Executive Vice President and General Counsel, effective as of January 1, 2003, for a term of four years at an annual base salary of $350,000, subject to review and increase by the Board, and additional compensation of specified percentages of net sale proceeds on certain designated asset sales. Over the term of the Agreement, maximum aggregate additional compensation payable to Mr. Getman is $1,600,000.
      If Mr. Getman’s employment is terminated due to his disability or death, Mr. Getman or his estate will receive his accrued but unpaid base salary and any additional compensation to which he may be entitled. If Mr. Getman is terminated without cause, he is entitled to receive his accrued but unpaid base salary, any additional compensation to which he may be entitled and a lump sum payment of $350,000 in lieu of any other payments or benefits. If Mr. Getman is terminated for cause or resigns, he is entitled to receive his accrued but unpaid base salary.

Nonqualified Stock Option Agreement
      On February 19, 1999, Mr. Getman was granted options to purchase 10,000 shares of Avatar Common Stock under the Incentive Plan, at an exercise price of $25.00 per share. The options granted to Mr. Getman were fully vested as of February 19, 2002.
      If Mr. Getman’s employment is terminated due to his disability or death, the options will remain exercisable for one year following the date of termination. If Mr. Getman resigns without good reason or is terminated for cause, any unexercised options become null and void upon such termination. Otherwise, the options will remain exercisable until February 19, 2009.

Restricted Stock Unit Agreement
      As of September 11, 2003, Avatar entered into a restricted stock unit agreement with Mr. Getman, pursuant to which he has been granted 15,504 restricted stock units representing 15,504 shares of Avatar Common Stock. The units vest in full on January 2, 2007, provided that Mr. Getman is employed by Avatar on December 31, 2006.
      If Mr. Getman’s employment is terminated due to his disability or death, Mr. Getman or his estate will be entitled to receive 7,752 units. If his employment is terminated for cause, all units will be forfeited. If he is terminated without cause, Mr. Getman will be entitled to receive all units granted to him.
Agreements with Charles L. McNairy

Restricted Stock Unit Agreement
      On July 22 2004, Avatar entered into a restricted stock unit agreement with Mr. McNairy pursuant to which Mr. McNairy was awarded an opportunity to receive 12,500 performance-conditioned restricted stock units representing 12,500 shares of Avatar Common Stock. The actual grant of the units was conditional upon (i) the closing price of Avatar Common Stock being at least $45.00 per share for 20 trading days out of 30 consecutive trading days during the period beginning July 22, 2004 and ending December 31, 2008, and (ii) the continued employment of Mr. McNairy at the time the foregoing condition is satisfied. This hurdle price performance condition was satisfied on December 1, 2004.
      If Mr. McNairy’s employment is terminated due to his disability or death, Mr. McNairy or his estate will receive the greater of a pro rata portion of the 12,500 units based on the number of whole months which have elapsed from January 1, 2004 to the date of Mr. McNairy’s disability or death or 6,250 units. If Mr. McNairy resigns without good reason or is terminated for cause, all of the units will be forfeited. Otherwise, the units granted to him immediately vest in full upon termination of Mr. McNairy’s employment.
      As of July 22, 2004, Avatar entered into a letter agreement with Mr. McNairy which provides that upon the earlier of his termination of employment and the conversion of the above-referenced Restricted Stock Units (the “Award”) into shares of Avatar Common Stock, Mr. McNairy will receive the greater of the Award to the extent the fair market value (as defined) of the Award is greater than the cash amounts he is entitled to receive as severance (the “Cash Payments”) or the Cash Payments.

Compensation Committee Report on Executive Compensation
       The duties and responsibilities of the Compensation Committee of the Board of Directors include determining the compensation of Avatar’s CEO and certain other executive officers and administering Avatar’s incentive compensation plans.
      Avatar’s executive compensation is intended to reward, retain and motivate management and to align the interests of Avatar’s stockholders and management. The principal components of Avatar’s executive compensation program are: salaries, cash bonuses and performance-based cash and equity awards.
      In determining salary levels and bonuses for the executive officers, primary consideration is given to each executive’s level of responsibility and individual performance, as well as compensation generally received by executives of companies engaged in similar type activities. In 2005, certain executives (other than Avatar’s CEO) received discretionary bonuses based on subjective factors. In awarding these bonuses, the Compensation Committee considered the successful efforts of certain executives in guiding the development and implementation of Avatar’s long term business strategy, including, but not limited to, the development of active adult communities and the expansion of our community development and homebuilding operations to newly-acquired land parcels.
      The remainder of this report of the Compensation Committee (other than the last paragraph) refers to actions taken in fiscal year 2005 that were previously disclosed, subject to certain stockholder approvals at the time, in Avatar’s proxy statement for its 2005 Annual Meeting of Stockholders.
     Agreements with Fels and Levy
      On April 15, 2005, the Compensation Committee approved an amended and restated employment agreement, an amended and restated earnings participation award agreement, a change in control award agreement, a 2008-2010 earnings participation award agreement and restricted stock unit agreements with each of Jonathan Fels and Michael Levy. The Compensation Committee considered a number of factors in authorizing these agreements, including that the long term business plan of the Company exceeded the term of the existing employment arrangements with Messrs. Fels and Levy. The primary purpose of these agreements was to extend the terms of their employment by three years to December 31, 2010 and provide appropriate incentives to maximize the Company’s future performance.
      In addition to extending the employment terms, the amended and restated employment agreements with Messrs. Fels and Levy increased their annual bonus payments from $250,000 per year to $400,000 per year and established retention incentives for the executives to remain employed with the Company for one year following an intervening change in control of the Company.
      In approving the amended and restated earnings participation award agreements and the change in control award agreements, the Compensation Committee intended to address the difficulty in providing the executives with long-term, cumulative performance-based awards in the event a change in control of the Company would occur prior to December 31, 2007, which could potentially result in the restructuring of Avatar’s assets or commingling Avatar’s operations with those of the third party to such change in control transaction. One of the primary amendments to the original earnings participation award agreements provides each of Messrs. Fels and Levy with a prorated annual cash award for the financial performance of the Company through the date such transaction occurs. In addition, the change in control award agreements entitle each of Messrs. Fels and Levy to a cash payment equal to the value of the equity award, if any, that would have otherwise been awarded under the original earnings participation award agreements but for, and as of the date of, such change in control transaction. The payment pursuant to each change in control award may not exceed $3,000,000.

      The Compensation Committee determined that additional cash and stock incentives based upon the achievement of specific performance-based criteria (as discussed below) were appropriate for Messrs. Fels and Levy with respect to the extended term of their employment contracts.
      The restricted stock units granted to Messrs. Fels and Levy provide that, unless Avatar’s common stock attains a certain market price per share (the hurdle price) for 20 trading days out of 30 consecutive trading days, Messrs. Fels and Levy will not be entitled to receive the units and even if the hurdle price is obtained, Messrs. Fels and Levy would not generally vest in the units until the expiration of their employment contracts on December 31, 2010, provided that they are still employed by Avatar on that date (except under certain limited circumstances). The hurdle prices for the restricted stock units — $65.00, $72.50 and $80.00 — if achieved would reflect an increase in Avatar’s stock price of approximately 35%, 52% and 68%, respectively, over the closing stock price of Avatar’s common stock on the date the Compensation Committee approved the terms of the restricted stock unit agreements.
      Under the 2008-2010 earnings participation awards, Messrs. Fels and Levy would be entitled to earn annual cash payments for fiscal years 2008 through 2010 and a potential lump sum cash payment at December 31, 2010 upon the attainment of certain levels of gross profit (as defined in the awards) in excess of $40,000,000 for fiscal year 2008 and increasing $10,000,000 for each of fiscal years 2009 and 2010 with respect to the annual cash award. Also, no cumulative cash bonus would be paid to Messrs. Fels and Levy unless cumulative gross profit (as defined in the awards) from 2008 through 2010 exceeded $390,000,000. Under the terms of the agreement, the annual cash bonuses cannot exceed $1,600,000 for each of Messrs. Fels and Levy in any year (subject to a limited exception for the 2010 bonus) and the cumulative cash bonus cannot exceed $900,000 for each of Messrs. Fels and Levy.
     CEO Compensation
      In April 2005, the Compensation Committee authorized an amended and restated employment agreement with Mr. Kelfer, extending the term of Mr. Kelfer’s employment contract by two and one-half years until June 30, 2011 with no increase in annual salary or bonus. The Compensation Committee also approved an amended and restated earnings participation award agreement, change in control award agreement and 2008-2010 earnings participation award agreement. In addition, agreements for an aggregate of 90,000 restricted stock units, 30,000 of which had hurdle prices of $65.00, $72.50 and $80.00, respectively, were also approved. The Compensation Committee considered a number of factors in authorizing these agreements with Mr. Kelfer, including the significance of Mr. Kelfer to the development and implementation of Avatar’s long term business strategy and Mr. Kelfer’s proven success as the CEO of Avatar.
      In approving the amended and restated earnings participation award agreement and the change in control award agreement with Mr. Kelfer, the Compensation Committee intended to address the difficulty in providing Mr. Kelfer with long-term, cumulative performance-based awards in the event a change in control of the Company would occur prior to December 31, 2007, which could potentially result in the restructuring of Avatar’s assets or commingling Avatar’s operations with those of the third party to such change in control transaction. One of the primary amendments to the original earnings participation award agreement provides Mr. Kelfer with a prorated annual cash award for the financial performance of the Company through the date such transaction occurs. In addition, the change in control award agreement entitles Mr. Kelfer to a cash payment equal to the value of the equity award, if any, that would have otherwise been awarded under the original earnings participation award agreement but for, and as of the date of, such change in control transaction. The payment pursuant to the change in control award may not exceed $3,250,000.
      The restricted stock units granted to Mr. Kelfer provide that, unless Avatar’s common stock attains certain hurdle prices for 20 trading days out of 30 consecutive trading days, Mr. Kelfer would not be entitled to receive the units and even if the hurdle price is achieved, Mr. Kelfer would not generally vest in the units until the expiration of his employment contract on June 30, 2011, provided that he is still employed by Avatar on that date (except under certain limited circumstances). The hurdle prices for the restricted stock units — $65.00, $72.50 and $80.00 — if achieved would reflect an increase in Avatar’s stock price of approximately 35%, 52% and 68%, respectively, over the closing stock price of Avatar’s common stock on the date the Compensation Committee approved the terms of the restricted stock unit agreements.
      In awarding the 2008-2010 earnings participation award, the Compensation Committee considered, among other things, that no annual cash bonuses under the 2008-2010 earnings participation award would be payable in a specified fiscal year unless a minimum gross profit (as defined in the award) for such year exceeded a specified minimum amount, such amount being $40,000,000 for fiscal year 2008, and increasing $10,000,000 for each of fiscal years 2009 and 2010. Also, no cumulative cash bonus under the 2008-2010 earnings participation award would be paid to Mr. Kelfer unless cumulative gross profit (as defined in the award) from 2008 through 2010 exceeded $390,000,000 and would not be payable until fiscal year 2011. Under the terms of the agreement, the annual cash bonuses cannot exceed $1,800,000 for Mr. Kelfer in any year (subject to a limited exception for the 2010 bonus) and the cumulative cash bonus cannot exceed $1,200,000.
      In December 2005, the Compensation Committee, within its discretion authorized under the Amended and Restated 1997 Incentive and Capital Accumulation Plan (2005 Restatement), approved the acceleration of vesting, by nine days, of the 150,000 restricted stock units previously awarded to Mr. Kelfer that would have otherwise vested on December 31, 2005. The Committee also authorized the withholding by the Company of up to 50,000 shares of common stock as payment for all or a portion of the federal withholding taxes arising in connection with the vesting of the 150,000 restricted stock units. The Compensation Committee authorized these actions at the request of Mr. Kelfer. On December 22, 2005, the Company withheld the issuance of 30,000 of such shares as payment of a portion of the required federal withholding taxes.

April 12, 2006	COMPENSATION COMMITTEE

William G. Spears, Chairman Milton Dresner Martin Meyerson Kenneth T. Rosen
Compensation Committee Interlocks and Insider Participation
       The members of the Compensation Committee are Messrs. Dresner, Meyerson, Rosen and Spears, none of whom are executive officers of Avatar.

Performance Graph
       The following graph provides a comparison of the cumulative total returns based on an investment of $100 after the close of the market on December 31, 2000 in Avatar’s Common Stock, The Nasdaq Market Index and the Real Estate Development and Residential Construction Indexes published by Hemscott, Inc. for the periods indicated, in each case assuming reinvestment of any dividends. The cumulative total returns for The Nasdaq Market Index were prepared by Hemscott, Inc.

	2000	2001	2002	2003	2004	2005

Avatar Holdings Inc.	100.00	111.53	108.88	174.82	227.69	259.98
Nasdaq	100.00	79.71	55.60	83.60	90.63	92.62
Real Estate Development Index	100.00	115.07	79.98	133.49	232.61	245.16
Residential Construction Index	100.00	139.17	134.29	237.33	317.27	355.88
Certain Relationships and Related Transactions
      In connection with the underwritten public offering in 1998 of Avatar’s 7% Notes, Avatar entered into a registration rights agreement with Leon Levy, Avatar’s Chairman of the Board from January 1981 to his death on April 6, 2003. The Estate of Leon Levy is the successor to Leon Levy under the registration rights agreement.
      Jack Nash, director and former Chairman of the Board, and Joshua Nash, director and present Chairman of the Board, are father and son.
      Jack Nash received $100,000 per annum for serving as Avatar’s Chairman of the Board from June 2003 through September 2004.
      Lynn Getman, wife of Named Executive Officer Dennis J. Getman, is employed as a senior officer of a subsidiary of Avatar. Ms. Getman was paid an aggregate salary and bonus of $135,000 during 2005. On December 15, 2005, Ms. Getman was granted 250 restricted stock units under the Incentive Plan which vest on December 15, 2008.

2. APPOINTMENT OF AUDITORS
       Ernst & Young LLP, independent registered public accounting firm, audited the financial statements of Avatar for the fiscal year ended December 31, 2005. Such audit services consisted of the firm’s examination of and report on the annual financial statements and assistance and consultation in connection with filings with the Securities and Exchange Commission and other matters.
      Representatives of Ernst & Young LLP are expected to attend the Annual Meeting, will have the opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions.
      Subject to approval by the stockholders, the Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, as auditors of Avatar for the fiscal year ending December 31, 2006. Approval by the stockholders will require the affirmative vote of a majority of the votes present at the meeting in person or by proxy and entitled to be cast. The Board of Directors recommends that the accompanying proxy be voted FOR such approval and it is intended that the proxies will be voted in such manner unless otherwise directed.
Audit Fees
       The following table sets forth the approximate amount of fees paid, or estimated to be paid, to Ernst & Young LLP for professional services during the fiscal years ended December 31, 2005 and 2004:

	2005	2004

Audit services	$878,000	$986,000
Audit-related services	30,000	103,000
Tax services	5,000	14,000
All other services	—	—

	$913,000	$1,103,000
      Audit services generally include the audit of the annual financial statements for Avatar and its consolidated subsidiaries and review of quarterly financial statements. Audit services for 2005 and 2004 include $354,000 and $419,000, respectively, related to the audit of internal controls over financial reporting as required by the Sarbanes-Oxley Act of 2002 and $34,000 and $130,000, respectively, in connection with registrations of securities.
      Audit-related services generally include audits of employee benefit plans, review of cash awards under incentive compensation plans and advisory services in connection with implementation of certain procedures to comply with the Sarbanes-Oxley Act of 2002. Tax services, which are estimated, generally relate to review of the consolidated tax return.
      The Audit Committee adopted a policy requiring preapproval of audit and non-audit services provided by the principal independent accountants. The Audit Committee approved all audit and non-audit services provided by Ernst & Young LLP during the 2005 fiscal year.
STOCKHOLDERS’ PROPOSALS AND NOMINATIONS OF BOARD MEMBERS
       If a stockholder intends to present a proposal for action at the 2007 Annual Meeting and wishes to have such proposal considered for inclusion in Avatar’s proxy materials in reliance on Rule 14a-8 under the Securities Exchange Act of 1934, the proposal must be submitted in writing and received by the Secretary of Avatar by December 23, 2006. Such proposal must also meet the other requirements of the rules of the Securities and Exchange Commission relating to stockholders’ proposals.

      Avatar’s By-Laws establish an advance notice procedure with regard to certain matters, including stockholder proposals and nominations of individuals for election to the Board of Directors. In general, notice of a stockholder proposal or a director nomination for an annual meeting must be received by Avatar not less than 60 days nor more than 90 days prior to the anniversary date of the preceding annual meeting of stockholders and must contain specified information and conform to certain requirements, as set forth in the By-Laws. If the chairman at any stockholders’ meeting determines that a stockholder proposal or director nomination was not made in accordance with the By-Laws, Avatar may disregard such proposal or nomination.
      In addition, if a stockholder submits a proposal outside of Rule 14a-8 for the 2007 Annual Meeting, and the proposal fails to comply with the advance notice procedure prescribed by the By-Laws, then Avatar’s proxy may confer discretionary authority on the persons being appointed as proxies on behalf of the Board of Directors to vote on the proposal. Proposals and nominations should be addressed to the Secretary of Avatar, Juanita I. Kerrigan, Avatar Holdings Inc., 201 Alhambra Circle, Coral Gables, Florida 33134.
SECTION 16(a)
BENEFICIAL OWNERSHIP REPORTING COMPLIANCE
       Section 16(a) of the Securities Exchange Act of 1934 requires Avatar’s officers and directors, and any persons who own more than ten percent of Avatar’s Common Stock, to file reports of initial ownership of Avatar’s Common Stock and subsequent changes in that ownership with the Securities and Exchange Commission. Officers, directors and greater than ten-percent beneficial owners are also required to furnish Avatar with copies of all Section 16(a) forms they file. Based solely upon a review of the copies of the forms furnished to Avatar, or written representations from certain reporting persons that no Forms 5 were required, Avatar believes that all Section 16(a) filing requirements were complied with except that one report on Form 4 was inadvertently filed late by Fred Stanton Smith.
ADDITIONAL INFORMATION
       All of the expenses involved in preparing, assembling and mailing this Proxy Statement and the accompanying material will be paid by Avatar. In addition to the solicitation of proxies by mail, Avatar will request brokers and securities dealers to obtain proxies from and send proxy material to their principals. Expenses incurred in this connection will be reimbursed by Avatar. Proxies may be solicited personally, by telephone or telegraph, electronic mail or by other electronic means, by the directors and officers of Avatar without additional compensation. The Board of Directors knows of no business to come before the meeting other than as stated in the Notice of Annual Meeting of Stockholders. Should any business other than that set forth in such Notice properly come before the meeting, or any adjournment or adjournments thereof, it is the intention of the persons named in the accompanying proxy to vote such proxy in accordance with their judgment on such matters.

By Order of the Board of Directors,

Juanita I. Kerrigan
Vice President and Secretary
Dated: April 24, 2006.

Notice of 2006 Annual Meeting and Proxy Statement

AVATAR HOLDINGS INC.

PROXY

AVATAR HOLDINGS INC.
201 Alhambra Circle
Coral Gables, Florida 33134

This Proxy is Solicited on Behalf of the Board of Directors

     The undersigned hereby appoints Gerald D. Kelfer and Juanita I. Kerrigan as Proxies, each with the power to appoint his or her substitute; and hereby authorizes them to represent and vote, as designated on the reverse side, all the shares of Common Stock of Avatar Holdings Inc. held of record by the undersigned at the close of business on March 31, 2006 at the Annual Meeting of Stockholders to be held on May 25, 2006, or any adjournment or adjournments thereof.

     If any other business may properly come before the meeting, or if cumulative voting is required, the proxies are authorized to vote in their discretion, provided that they will not vote in the election of directors for any nominee(s) for whom authority to vote has been withheld.

THIS PROXY IS CONTINUED ON THE REVERSE SIDE.
PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY PROMPTLY USING THE ENCLOSED ENVELOPE.

(continued on next page)

Address Change/Comments (Mark the corresponding box on the reverse side)

▲  Detach here from proxy voting card.  ▲

This proxy when properly executed will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted FOR Items 1 and 2.	Mark Here for Address Change or Comments	☐
PLEASE SEE REVERSE SIDE

Item 1	-	ELECTION OF ELEVEN DIRECTORS	FOR all nominees	WITHHOLD
		Nominees: 01 E.A. Brea, 02 M. Dresner,	listed at left (except	AUTHORITY
		03 R. Einiger, 04 G.D. Kelfer,	as marked to the	to vote for all
		05 M. Meyerson,	contrary below).	nominees listed.
		06 Joshua Nash, 07 K.T. Rosen, 08 J.M. Simon, 09 F.S. Smith, 10 W.G. Spears, 11 B.A. Stewart,	☐	☐

(Instruction: To withhold authority to vote for any individual nominee write that nominee’s name in the space provided below.)

(Instruction: To cumulate votes as to a particular nominee(s) as explained in the Proxy Statement, indicate the name(s) and the number of votes to be given to such nominee(s) in the space provided below.)

Item 2	-	APPROVAL OF THE APPOINTMENT OF ERNST & YOUNG, LLP, INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM, AS AUDITORS OF AVATAR HOLDINGS INC. FOR 2006.	FOR ☐	AGAINST ☐	ABSTAIN ☐

Item 3	-	In their discretion the proxies are authorized to vote upon such other business as may properly come before the meeting.

PLEASE CHECK IF YOU PLAN TO ATTEND	☐
THE ANNUAL STOCKHOLDERS MEETING

Signature	Signature	Date

Please sign exactly as name appears. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

▲  Detach here from proxy voting card.  ▲